Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 17, 2015 (except Notes 3, 6, 8, 11, and 12, as to which the date is June 3, 2015), with respect to the financial statements of Nivalis Therapeutics, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-204127) and related Prospectus of Nivalis Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young

Denver, Colorado
June 16, 2015